EXHIBIT 10.1

IZEA, Inc.
1000 Legion Place, Suite 1600
Orlando, Florida 32801

May 31, 2013

Mr. Brian W. Brady
2111 University Park Drive, Suite 650
Okemos, Michigan 48864

Re:    Extension of IZEA, Inc. Promissory Notes (“Extension”)

Dear Brian:

This Extension hereby confirms your agreement to extend the stated maturity date of each of the Promissory Note dated April 11, 2013, in the principal amount of $500,000, and the Promissory Note dated May 22, 2013, in the principal amount of $250,000, issued by IZEA, Inc. (the “Company”) pursuant to related loan agreements, to Brian W. Brady (together, the “Notes”), to August 31, 2013 (or next succeeding business day). Nothing herein contained shall be deemed to constitute, acknowledge and/or imply any consent to any further extension of the Notes beyond August 31, 2013 or any other amendment to the Notes or related loan agreements.

This Extension additionally confirms your agreement to convert the Notes (and accrued interest) into the securities of the Company in its current private placement of units consisting of shares of common stock and warrants to purchase common stock (the “Current Private Placement”), or otherwise in its next public or private offering of equity securities, on the same terms and conditions as are applicable to other investors in such transaction.

The Company hereby confirms that, in consideration for your loans and the agreements above, the Company will issue to you 1,687,500 restricted stock units, which vest upon the earlier of two years after issuance or completion of a transaction resulting in the change in control of the Company, and a warrant to purchase 3,187,500 shares of the Company's common stock at $0.25 per share for a period of five years, concurrently with the first closing of the Current Private Placement. Additionally, in consideration of your $250,000 loan on May 22, 2013, the Company will issue to you a warrant to purchase 1,000,000 shares of the Company's common stock at $0.25 per share for period of five years, following the execution of this Extension.

Upon your countersignature of this Extension and delivery hereof, you will attach a copy of this Extension to each of the Notes as an effective amendment to the Notes and related loan agreements.

     This Extension shall be governed by Florida law and may be executed by fax or .pdf and in counterparts.

Please confirm your agreement with the foregoing by executing and returning to us a copy of this Extension, which thereupon will become a binding agreement between us.
Very truly yours,

IZEA, INC.

By: /s/ Edward H. Murphy
Edward H. (Ted) Murphy
President and Chief Executive Officer

ACKNOWLEDGED, CONFIRMED AND AGREED TO:

/s/ Brian W. Brady
Brian W. Brady